Pennsylvania Commerce Bancorp

                                                       [GRAPHIC OMITTED]


                                    CONTACTS
                                    --------

Gary L. Nalbandian                                      Mark A. Zody
Chairman/President                                      Chief Financial Officer
                                 (717) 975-5630


                          PENNSYLVANIA COMMERCE BANCORP
                          -----------------------------
                          REPORTS DEPOSIT GROWTH OF 22%
                          -----------------------------

         October 21, 2003- Camp Hill, PA - Pennsylvania Commerce Bancorp, Inc. (NASDAQ Small Cap Market Symbol: COBH) parent company of Commerce
Bank/Harrisburg reported increased deposits, assets and loans for the third quarter of 2003, it was announced today by Gary L. Nalbandian, Chairman of the bank holding company.


                               September 30, 2003
                       THIRD QUARTER FINANCIAL HIGHLIGHTS

                                                                    %
                                                                 Increase(1)
                                                                 -----------
   *Total Assets:                        $  958  Million            21%
   *Total Deposits:                      $  895  Million            22%
   *Total Loans (net):                   $  429  Million            19%

   *Total Revenues:                      $ 10.8  Million            18%
   *Net Income:                          $  1.5  Million             4%
   *Diluted Net Income Per Share:        $  .65                      3%

   (1) Compared to September 30, 2002 Third Quarter Financial Highlights





                                          Three Months Ended                     Nine Months Ended
                                              September 30                          September 30
                             ---------------------------------------------------------------------------------
                                 2003         2002    % Increase           2003          2002      % Increase
                             ---------------------------------------------------------------------------------

                                                   (dollars in thousands, except per share data)

Total Revenues:                $10,799      $ 9,167         18%          $31,005       $ 25,779         20%
Total Expenses:                  8,213        6,584         25            22,668         18,513         22

Net Income:                      1,526        1,467          4             4,832          4,104         18

Diluted Net Income
Per Share:                        $.65         $.63          3%            $2.07          $1.80         15%


                                         Balance Sheet Comparison
                                         ------------------------

                                    9/30/03          9/30/02           % Change
                              --------------------------------------------------
                                           (dollars in thousands)

         Total Assets:              $957,970         $ 789,811            + 21%
         Total Loans (net):          428,940           361,478              19
         Total Deposits:             894,608           731,503              22
         Core Deposits:              842,437           681,383              24


      In commenting on the Company's financial results, Chairman Nalbandian said, "Commerce continued its strong growth during the third quarter of 2003, fueled by a 22% increase in total deposits. Our combination of strong deposit growth and a low cost of funds provide us with increased profitability while continuing to make substantial investments in new locations, technology and personnel."

         Some of our financial highlights were:

>> The Company opened two new stores in Berks County during the third quarter. Commerce also has two new offices under construction for openings in the fourth quarter. The Company will open a total of five new offices in 2003 and by year-end will have a total of 23 branch offices.

>> Total revenues increased 20% for the first nine months of 2003 over the first nine months in 2002.

>> Net income increased 18% for the first nine months of 2003 over the same period in 2002.

>> Earnings per share rose 15% for the first nine months of 2003 over 2002.

>> Core deposits grew 24%, or $161 million, over the previous 12-month period.

>>          Comparable store core deposits grew 21%.

>> Total loans grew $67.5 million, or 19%, over the previous 12-month period.

Shareholder Returns
-------------------

                                          Commerce                 S & P Index
                                          --------                 -----------
                    1 year                  8.49%                      24.38%
                   5 years                 10.51%                       1.00%
                  10 years                 22.86%                      10.04%



Total Deposits
--------------

         The Company's strong growth continues with total deposits at September
30, 2003 reaching $895 million, a $163 million, or 22%, increase over total deposits of $732 million one year ago.

                                             09/30/03           09/30/02        $ Increase     % Increase
                                             --------           --------        ----------     ----------

                  Core Deposits             $ 842,437          $ 681,383        $ 161,054          24%
                  Total Deposits              894,608            731,503          163,105          22%



      The Company considers core deposits as all deposits other than public certificates of deposit and measures comparable store deposit growth as the annual percentage increase in core deposits for branch offices open two years or more. As of September 30, 2003, 14 of Commerce's 21 branches have been open for two years or more.

      The Company's total deposit cost of funds including non-interest-bearing demand deposits was 1.17% for the third quarter of 2003 compared to 1.95% for the third quarter of 2002. Total cost of all funding sources was 1.34% for the third quarter of 2003 compared to 2.15% for the same period in 2002.


Net Income and Earnings Per Share
---------------------------------

      Net income totaled $1.53 million for the third quarter of 2003, up $59,000, a 4% increase over net income of $1.47 million as reported for the third quarter of 2002.

      Net income per share on a fully diluted basis for the third quarter was $0.65, a 3% increase over the $0.63 recorded for the same period a year ago.




                                          Three Months Ended                     Nine Months Ended
                                              September 30                           September 30
                             ---------------------------------------------------------------------------------
                               2003         2002       % Increase           2003         2002       % Increase
                             ---------------------------------------------------------------------------------

                                          (dollars in thousands, except per share data)


Net Income:                    $1,526      $ 1,467         4%              $4,832        $ 4,104        18%

Diluted Earnings
Per Share:                     $ 0.65       $ 0.63         3%               $2.07          $1.80        15%




      For the first nine months of 2003, net income totaled $4.8 million, up 18% over net income of $4.1 million for the first nine months of 2002.

      Net income per fully diluted share was $2.07 for the first nine months of 2003 compared to $1.80 for the same period of 2002, an increase of 15%.



Total Revenues
--------------
                                          Three Months Ended                     Nine Months Ended
                                              September 30                          September 30
                             ---------------------------------------------------------------------------------
                                2003       2002        % Increase           2003         2002       % Increase
                             ---------------------------------------------------------------------------------

                                          (dollars in thousands, except per share data)

Total Revenues:                $10,799     $ 9,167          18%          $31,005       $ 25,779        20%


      Total revenues (net interest income plus non-interest income) increased $1.6 million to $10.8 million, an 18% increase over the third quarter of 2002. The growth in total revenue for the third quarter of 2003 resulted from a 14% increase in net interest income and increased non-interest income of 33%.

      Total revenues for the first nine months of 2003 increased by $5.2 million, or 20%, over the same period in 2002. This increase was the result of an 18% increase in net interest income and a 27% increase in non-interest income.

Net Interest Income and Net Interest Margin
-------------------------------------------

      Net interest income for the third quarter of $8.2 million represented a 14% increase over the $7.2 million recorded a year ago. For the first nine months of 2003, net interest income totaled $23.9 million, up $3.7 million, or 18%, over $20.2 million for the first nine months of 2002. The Company's strong, low-cost core deposit growth fueled volume increases in the level of interest earning assets, which resulted in the increase in interest income.

      The net interest margin for the third quarter of 2003 was 4.07% compared to 4.28% for the third quarter 2002. The decrease is primarily due to a decrease in the yield on the investment portfolio, mainly a result of the lowest rate environment in 45 years.

      Strong mortgage refinancing activity during the third quarter of 2003 was the result of continued volatility in the long-term interest rate environment. As a result, the Company received significant prepayments in the mortgage-backed securities portfolio. This level of prepayments required the Company to accelerate its premium amortization on these securities, which contributed to the lower net interest margin for the quarter. Given the shape of the current yield curve and recent investment portfolio strategies undertaken by management, the Company feels the net interest margin should be more stable going forward.

Non-Interest Income
-------------------

      Non-interest income for the third quarter of 2003 increased to $2.6 million from $2.0 million a year ago, a 33% increase.

      Non-interest income for the first nine months of 2003 increased to $7.1 million from $5.6 million in the first nine months of 2002, a 27% increase.

      The growth in non-interest income for the third quarter and the first nine months of 2003 was reflected in increased deposit charges and service fees and other operating income which are more fully depicted below:



                                                  Three Months Ended                         Nine Months Ended
                                                  ------------------                         -----------------
                                           9/30/03     9/30/02    % Increase          9/30/03      9/30/02   % Increase
                                           --------   --------   ------------       ----------    --------   ----------
                                                                        (Dollars in thousands)
                                           ----------------------------------------------------------------------------
    Deposit Charges                         $2,077      $1,747         19%             $5,809       $4,875       19%
    & Service Fees
    Other Operating Income                     284         247         15%                959          690       39%
                                           ----------------------------------------------------------------------------
Subtotal                                     2,361       1,994         18%              6,768        5,565       22%
    Net Investment Securities
     Gains                                     288                                        288
                                           ----------------------------------------------------------------------------

    Total Non-Interest Income               $2,649      $1,994         33%             $7,056       $5,565       27%



Non- Interest Expenses
----------------------

      Non-interest expenses for the third quarter of 2003 were $8.2 million, up 25% from $ 6.6 million a year ago. Non-interest expenses for the first nine months of 2003 were $22.7 million, up 22% from $18.5 million for the first nine months of 2002. The increase in non-interest expenses for the third quarter and the first nine months of 2003 are primarily a result of the Company's rapid growth during the last 2 years and also reflect substantial infrastructure expenditures made by the Company to support future growth. The Company opened 3 new branch offices between mid-June and mid-September, two of these representing the Company's initial entry into the Berks County market. Also, as of September 30, 2003, seven of the Company's 21 branch offices were constructed within the past 2 years and four of these have been within the past 12 months. As a result of this rapid expansion and planned future growth, the Company has incurred increased expenses to construct the new branch offices and hire the appropriate personnel at all levels which allows us to continue to provide our high level of customer service and convenience.

Lending
-------

      Loans increased $67.5 million, or 19%, to $429 million from $361 million a year ago, reflecting a continuing commitment to the credit needs of Commerce's market areas. This growth was represented across all loan categories as shown in the table below. Consumer loan growth of 79% has been extremely strong over the past 12 months and is directly related to the Company's increase in branch locations and added consumer lending personnel. The Company continues to maintain a conservative approach to lending and has avoided the problems experienced by other banks by avoiding participation in sub-prime loans and loans to sectors considered higher risk in the current economy.


         The composition of the Company's loan portfolio is as follows:

                                                                Loan Composition
                                                                ----------------
                                   9/30/03       % of Total         9/30/02     % of Total       $Increase     %Increase
                                   -------       ----------         -------     ----------       ---------     ---------
                                                             (dollars in thousands)

Commercial                           $98,358         23%            $85,794         24%            $12,564         15%
Consumer                              61,264         14              34,292          9              26,972         79
Commercial Real Estate               200,681         46             179,459         49              21,222         12
Residential                           74,414         17              67,203         18               7,211         11
                                   -------       ----------         -------     ----------       ---------     ---------
     Gross Loans                    $434,717        100%           $366,748        100%            $67,969
     Less: Reserves                (   5,777 )                    (   5,270)                        (  507)
                                   -------                         -------                         -------
     Net Loans                      $428,940                       $361,478                        $67,462         19%



Asset Quality
-------------

         Asset quality continues to be strong as non-performing assets at September 30, 2003 totaled $1.4 million, or 0.15% of total assets, versus $2.2 million, or 0.27% of total assets one year ago. Net charge-offs as a percentage of average loans outstanding for the first nine months of 2003 were 0.14% as compared to 0.10% for the same period last year.

         The Company's asset quality results are highlighted below:

                                                      Nine Months Ended
                                                      -----------------
                                             09/30/2003              09/30/2002
                                             ----------              ----------
Non-Performing Assets/Assets                      0.15%                   0.27%
Net Loan Charge-Offs                              0.14%                   0.10%
Loan Loss Reserve/Gross Loans                     1.33%                   1.44%
Non-Performing Loan Coverage                       472%                    258%
Non-Performing Assets/Capital                        3%                      5%
      and Reserves

Investments
-----------

      The Company's investment portfolio increased by 39%, to $391 million from $281 million one year ago.

      The portfolio, consisting mainly of high quality U.S. Government agency and mortgage-backed obligations, has a weighted average yield of 4.44% and a current duration of 4.5 years as of September 30, 2003.

      The appreciation in the available for sale portfolio totaled approximately $900,000 at September 30, 2003.

Capital
-------

      Stockholders' equity at September 30, 2003 totaled $48 million, an increase of 16%, over stockholders' equity of $41 million at September 30, 2002. Return on average stockholders' equity ("ROE") for the third quarter of 2003 was 13.28% as compared to 14.49% for the third quarter of 2002.

       The Company's capital ratios at September 30, 2003 were as follows:

                                                      Regulatory Guidelines
                                     Commerce          "Well Capitalized"
                                     --------         ---------------------
           Leverage Ratio               6.86%                    5.00%
           Tier 1                      10.20                     6.00
           Total Capital               11.18                    10.00


Retail Activities
-----------------

      In July, the Company opened its 20th branch office, located in Exeter Township in Berks County.

      In September, the Company opened its 21st branch, located in Muhlenberg Township, also in Berks County. During the past two years, the Company has opened 7 of its 21 branch offices.

      Commerce Bank continues its leading role in on-line banking with its penetration rate of 33%, which is one of the highest in America.

      Commerce serves customers in Cumberland, Dauphin, Lebanon, York, and Berks counties.

      Commerce Bank/Harrisburg is also a member of "the Commerce Bank Network" led by Commerce Bancorp (NYSE: CBH) in Cherry Hill, N.J.

                           FORWARD-LOOKING STATEMENTS

      The Company may from time to time make written or oral "forward-looking statements," including statements contained in the Company's filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

      These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company's control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company's financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System (the "FRB"); inflation; interest rate, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors' products and services for the Company's products and services and vice versa; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; future acquisitions; the expense savings and revenue enhancements from acquisitions being less than expected; the growth and profitability of the Company's noninterest or fee income being less than expected; unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

      The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company.



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